Exhibit 3.31

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is South Boston Holdings, Inc.

Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Rd., Suite 400, in Wilmington, New Castle, 19808. The registered agent in charge thereof is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 1000 shares (number of authorized shares) with par value of “no par” per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name: James H. Romaker

Mailing Address: 100 Mission ridge, Goodlettsville, Tennessee, 37072

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 29th day of June, A.D. 2006.

Signature:	/s/ James H. Romaker

Name:	James H. Romaker, Incorporator